Exhibit 99.1

Celanese Corporation
Investor Relations
Corporate News Release	1601 West LBJ Freeway
Dallas, Texas 75234-6034

Mark Oberle
Phone: +1 972 443 4464
Fax: +1 972 332 9373
Mark.Oberle@celanese.com
Celanese Corporation Reports Continued Strong Second Quarter Results
     Second quarter highlights:
•	Net sales increase 11% from prior year to $1,674 million

•	Operating profit up 7% to $163 million

•	Diluted EPS is $0.60, an increase of 54%

•	Adjusted EPS is $0.71, up 34%

•	Operating EBITDA increases 18% to $308 million

	Three Months Ended		Six Months Ended
	June 30,		June 30,

(in $ millions, except per share data)	2006	2005	2006	2005

Net sales	1,674	1,506	3,326	2,984
Operating profit	163	152	360	308
Net earnings	103	67	220	57
Basic EPS	$0.64	$0.41	$1.36	$0.35
Diluted EPS	$0.60	$0.39	$1.28	$0.35
Adjusted EPS*	$0.71	$0.53	$1.43	$1.21
Operating EBITDA*	308	262	612	547

*	Non-U.S. GAAP measures. See reconciliation in tables 1 and 6.
Dallas, August 1, 2006: Celanese Corporation (NYSE: CE) today reported sharply improved second quarter results on continued strong demand and improved performance in its downstream businesses and affiliates. Net sales increased 11% to $1,674 million in the second quarter compared to the same period last year, driven by the addition of sales from the Acetex acquisition and increased volumes. Operating profit rose 7% to $163 million while net earnings increased 54% to $103 million compared to the second quarter of last year.
Improved results were driven by strong affiliate performance, fewer special charges and significantly improved business performance, particularly in the Acetate Products segment, all of which offset increased raw material costs in the quarter. Included in the 2006 results were $4 million related to stock option expense not included in the prior year’s quarter. The company also realized benefits from the increased ownership of Celanese AG shares acquired in 2005.

Adjusted earnings per share for the quarter were $0.71, a 34% increase from $0.53 in the same period last year. The tax rate used for adjusted earnings per share for 2006 is 28% while 2005’s rate was 24%. Operating EBITDA for the quarter increased 18% to $308 million from $262 million in the same period of 2005. Excluded from these results are $13 million of expenses related to executive severance and legal costs associated with the squeeze-out of minority shareholders of Celanese AG, and $12 million of special charges.
“Celanese had a solid quarter and our improved performance demonstrates the continued successful execution of our business strategies and the strength of our hybrid model. Additionally, we continue to pursue Celanese-specific opportunities in order to deliver on our cost savings commitments,” said David Weidman, president and chief executive officer. “We are focused on creating value for our shareholders and our diversified portfolio of leading global businesses is well-positioned to meet this objective.”
First Half 2006
Net sales for the first six months of 2006 were $3,326 million, an 11% increase from the same period last year, due to the inclusion of sales from the Acetex acquisition and higher pricing on continued strong demand. Operating profit rose 17% to $360 million, compared to $308 million in the first half of 2005. Operating EBITDA for the first half of 2006 increased to $612 million, compared to $547 million in the first half of last year. Adjusted earnings per share for the first half of the year were $1.43, up 18% from the same period last year. Improved results were driven by continued strong business performance, higher earnings from equity investments, higher dividends from cost investments, lower special charges, and lower minority interests and guaranteed payments.
Recent Business Highlights
•	Announced that the company made a $100 million equivalent voluntary prepayment of its term loan facilities, which will be reflected in third quarter 2006 results.

•	Announced the nomination of two independent directors, Martin G. McGuinn and John K. Wulff, to the Celanese board. Upon approval by shareholders, the Celanese board will be comprised of a total of 11 directors, which will include 6 independent directors.
Second Quarter Segment Overview
Chemical Products
Chemical Products delivered strong results, benefiting from its leading global positions and continued strong demand. Downstream businesses in the segment continued to deliver value in the hybrid business model as margins expanded sequentially. Net sales increased from $1,085 million to $1,194 million compared to the same period last year, primarily due to the addition of sales from the Acetex acquisition. Operating profit decreased by $14 million to $141 million driven by the impact of capacity additions to the industry made in late 2005 and early 2006 as expected. Operating EBITDA, however, increased from $191 million to $206 million, primarily due to the timing of dividends from the company’s Ibn Sina cost investment in Saudi Arabia and the inclusion of earnings from the Acetex acquisition.

Ticona Technical Polymers
Ticona’s focus on growth and innovation resulted in increased demand for its key products, which drove improved performance in the quarter. Net sales increased from $223 million to $230 million compared to the same period last year, primarily driven by higher volumes. Excluding last year’s $24 million impairment charge related to the company’s exit from the COC business in 2005, operating profit increased by $9 million to $38 million in the quarter, despite continued raw material pressure. Operating EBITDA for Ticona was $67 million, a $12 million increase from the same period last year. The earnings performance was driven primarily by increased demand, cost improvements, and the benefits of the portfolio realignment associated with the divestiture of the COC business.
Acetate Products
Acetate Products’ ongoing revitalization strategy resulted in improved performance, reflecting the business’ increased earnings profile. Net sales increased $4 million to $176 million compared to the same period last year. Price increases more than offset lower tow volume as the company shifted tow production to its recently expanded China ventures. Operating profit increased by $19 million to $29 million, driven by the benefits of its restructuring efforts. Operating EBITDA improved to $55 million, an increase of $34 million from the same period last year. In addition to the restructuring benefits, the earnings increase reflected higher dividends from the company’s China ventures resulting from the completion of the tow capacity expansions.
Performance Products
Performance Products delivered strong results, leveraging growth and new product launches in the global beverage and confectionary industry. Net sales increased to $48 million compared to $47 million in the same period last year as volume growth of 13% offset expected lower pricing. Operating profit increased to $16 million from $15 million based on strong volume and continued cost improvements in the business. Operating EBITDA rose from $18 million to $21 million as the segment continued to deliver sustained profitability.
Equity and Cost Investments
Cash flow from dividends received from equity and cost investments increased to $58 million compared to $17 million in the same period last year, while the earnings impact increased to $57 million from $19 million. The increase, impacting both cash flow and the income statement, was mainly due to increased dividends from the Ibn Sina cost investment in Saudi Arabia and the acetate tow cost investments in China. The change in Ibn Sina dividends is attributed to timing, while dividends from the China ventures increased due to completed tow expansions.

Cash Flow
The company generated $144 million in cash from operating activities during the first six months of 2006. This result was lower than the $190 million generated in the same period last year, primarily due to a seasonal increase in working capital. During the second quarter, the company generated $165 million of cash from operating activities versus $148 million in the same period last year, primarily due to increased dividends from cost investments.
Net debt at the end of the second quarter was $3,140 million, an increase of $93 million from the end of 2005, but a decrease of $66 million from the end of the first quarter 2006. The increase in net debt from the end of 2005 is primarily due to a seasonal increase in working capital, cash set aside for certain financial obligations and timing of payments. The decrease from the end of the first quarter is due to strong operating cash flow generation with lower working capital during the quarter. Cash and cash equivalents at the end of the period were $354 million, a decrease of $36 million from year end 2005, and an increase of $42 million from the end of the first quarter of 2006.
The second half of the year is historically the strongest cash generation period for the company. Celanese expects increased cash generation for the remainder of 2006 and made a $100 million equivalent voluntary prepayment of its term loan facility in July.
Outlook
The company expects all of its businesses to continue to perform at seasonally adjusted high levels. While Chemical Products’ second quarter performance was strong, results were impacted by the timing of capacity additions to the industry, made in late 2005 and early 2006, being absorbed into the market. The company, however, views this as a short-term impact as limited new capacity is expected to enter the market over the next several quarters.
The company, therefore, has tightened its expected guidance range for adjusted earnings per share for 2006 to between $2.50 and $2.80 based on 172 million diluted shares outstanding. The guidance range assumes a 28% tax rate. The company continues to expect that its actual cash taxes will be significantly lower during 2006 due to utilization of net operating losses.
“Our outlook for 2006 continues to be positive, driven by significantly improved earnings in our downstream businesses year over year and an overall favorable business environment,” said Weidman. “Basic chemicals should continue to deliver solid results as the industry absorbs the capacity expansions completed in late 2005. We expect that this favorable supply/demand balance in basic products will continue through at least 2008.”
As a global leader in the chemicals industry, Celanese Corporation makes products essential to every day living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.1 billion in 2005, with approximately 60% generated outside of North America. Known for operational excellence and relentless execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best in class technologies. Based in Dallas, Texas, the company employs approximately 9,300 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects three performance measures, operating EBITDA, adjusted earnings per share and net debt as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit; for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.
Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA, a measure used by management to measure performance, is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for special charges and other adjustments. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Operating EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of operating EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, operating EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for special charges and other adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	Net debt is defined as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Earnings — Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions, except per share data)	2006	2005	2006	2005

Net sales	1,674	1,506	3,326	2,984
Cost of sales	(1,326)	(1,165)	(2,611)	(2,271)

Gross profit	348	341	715	713

Selling, general and administrative expenses	(153)	(135)	(305)	(294)
Research and development expenses	(18)	(23)	(36)	(46)
Special charges	(12)	(27)	(12)	(65)
Foreign exchange gain (loss), net	(1)	(1)	(1)	2
Loss on disposition of assets, net	(1)	(3)	(1)	(2)

Operating profit	163	152	360	308

Equity in net earnings of affiliates	18	12	39	27
Interest expense	(73)	(68)	(144)	(244)
Interest income	9	9	17	24
Other income, net	29	18	35	21

Earnings from continuing operations before tax and minority interests	146	123	307	136

Income tax provision	(42)	(43)	(87)	(51)

Earnings from continuing operations before minority interests	104	80	220	85

Minority interests	(1)	(13)	(1)	(38)

Earnings from continuing operations	103	67	219	47

Earnings from operation of discontinued operations	—	—	1	10

Net earnings	103	67	220	57

Cumulative preferred stock dividend declared	(2)	(2)	(5)	(4)

Net earnings available to common shareholders	101	65	215	53

Earnings per common share — basic:
Continuing operations	$0.64	$0.41	$1.35	$0.28
Discontinued operations	—	—	0.01	0.07

Net earnings available to common shareholders	$0.64	$0.41	$1.36	$0.35

Earnings per common share — diluted:
Continuing operations	$0.60	$0.39	$1.28	$0.28
Discontinued operations	—	—	—	0.07

Net earnings available to common shareholders	$0.60	$0.39	$1.28	$0.35

Weighted average shares — basic	158.6	158.5	158.6	150.2
Weighted average shares — diluted	172.1	170.5	172.0	162.3

Preliminary Consolidated Balance Sheets — Unaudited

	June 30,	December 31,
(in $ millions)	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	354	390
Restricted cash	44	—
Receivables:
Trade receivables, net	997	919
Other receivables	556	481
Inventories	655	661
Deferred income taxes	31	37
Other assets	73	91

Total current assets	2,710	2,579

Investments	815	775
Property, plant and equipment, net	2,082	2,040
Deferred income taxes	125	139
Other assets	442	482
Goodwill	906	949
Intangible assets, net	488	481

Total assets	7,568	7,445

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current installments of long-term debt — third party and affiliates	174	155
Trade payable — third parties and affiliates	744	811
Other current liabilities	701	787
Deferred income taxes	24	36
Income taxes payable	255	224

Total current liabilities	1,898	2,013

Long-term debt	3,320	3,282
Deferred income taxes	300	285
Benefit obligations	1,110	1,126
Other liabilities	454	440
Minority interests	68	64
Shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	348	337
Retained earnings	226	24
Accumulated other comprehensive loss, net	(156)	(126)

Total shareholders’ equity	418	235

Total liabilities and shareholders’ equity	7,568	7,445

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA — a Non-U.S. GAAP Measure. *

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2006	2005	2006	2005

Net Sales
Chemical Products	1,194	1,085	2,363	2,129
Technical Polymers Ticona	230	223	461	462
Acetate Products	176	172	343	337
Performance Products	48	47	97	94
Other Activities	68	8	129	20
Intersegment eliminations	(42)	(29)	(67)	(58)

Total	1,674	1,506	3,326	2,984

Operating Profit (Loss)
Chemical Products	141	155	303	332
Technical Polymers Ticona	38	5	79	44
Acetate Products	29	10	52	20
Performance Products	16	15	33	28
Other Activities	(61)	(33)	(107)	(116)

Total	163	152	360	308

Equity Earnings and Other Income/(Expense) **
Chemical Products	16	(6)	25	8
Technical Polymers Ticona	15	16	29	28
Acetate Products	21	2	21	2
Performance Products	1	—	1	—
Other Activities	(6)	18	(2)	10

Total	47	30	74	48

Special Charges and Other Adjustments ***
Chemical Products	8	3	7	4
Technical Polymers Ticona	(2)	20	(4)	21
Acetate Products	—	—	—	1
Performance Products	—	—	—	—
Other Activities	19	(10)	32	35

Total	25	13	35	61

Depreciation and Amortization Expense
Chemical Products	41	39	79	73
Technical Polymers Ticona	16	14	32	29
Acetate Products	5	9	12	18
Performance Products	4	3	8	6
Other Activities	7	2	12	4

Total	73	67	143	130

Operating EBITDA
Chemical Products	206	191	414	417
Technical Polymers Ticona	67	55	136	122
Acetate Products	55	21	85	41
Performance Products	21	18	42	34
Other Activities	(41)	(23)	(65)	(67)

Total	308	262	612	547

*	Other Activities primarily includes corporate selling, general and administrative expenses and the results from AT Plastics and captive insurance companies.

**	Includes equity earnings from affiliates and other income/(expense), which is primarily dividends from cost investments.

***	Excludes adjustments to minority interest, net interest, taxes, depreciation and amortization.

Table 2
Factors Affecting Second Quarter 2006 Segment Net Sales Compared to Second Quarter 2005

(in percent)	Volume	Price	Currency	Other*	Total

Chemical Products	1%	1%	1%	7%	10%
Technical Polymers Ticona	7%	-2%	0%	-2%	3%
Acetate Products	-5%	7%	0%	0%	2%
Performance Products	13%	-11%	0%	0%	2%
Total Company	2%	0%	0%	9%	11%

Factors Affecting Six Months 2006 Segment Net Sales Compared to Six Months 2005

(in percent)	Volume	Price	Currency	Other*	Total

Chemical Products	0%	4%	-1%	8%	11%
Technical Polymers Ticona	4%	0%	-2%	-2%	0%
Acetate Products	-5%	7%	0%	0%	2%
Performance Products	18%	-11%	-4%	0%	3%
Total Company	0%	3%	-1%	9%	11%

*	Primarily represents net sales from the Acetex business (Chemical Products), the absence of sales related to the COC divestiture (Ticona), and AT Plastics and captive insurance companies (Total Company).
Table 3
Cash Flow Information

	Six Months Ended
	June 30,
(in $ millions)	2006	2005

Net cash provided by operating activities	144	190
Net cash (used in) investing activities	(141)	(138)
Net cash (used in) provided by financing activities	(51)	168
Exchange rate effects on cash	12	(99)
Cash and cash equivalents at beginning of period	390	838

Cash and cash equivalents at end of period	354	959

Table 4
Cash Dividends Received

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2006	2005	2006	2005

Dividends from equity investments	19	10	36	46
Dividends from cost investments	39	7	46	21

Total	58	17	82	67

Table 5
Net Debt — Reconcilation of a Non-U.S. GAAP Measure

	June 30,	December 31,
(in $ millions)	2006	2005

Short-term borrowings and current installments of long-term debt — third party and affiliates	174	155
Plus: Long-term debt	3,320	3,282

Total debt	3,494	3,437
Less: Cash and cash equivalents	354	390

Net Debt	3,140	3,047

Table 6
Adjusted Earnings Per Share — Reconciliation of a Non-U.S. GAAP Measure

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions, except per share data)	2006	2005	2006	2005

Earnings from continuing operations before tax and minority interests	146	123	307	136
Non-GAAP Adjustments:
Special charges and other adjustments *	25	13	35	61
Refinancing costs	—	—	—	102

Adjusted earnings from continuing operations before tax and minority interests	171	136	342	299
Income tax provision on adjusted earnings **	(48)	(33)	(96)	(74)
Minority interests	(1)	(13)	(1)	(38)
Earnings from discontinued operations, net of tax	—	—	1	10
Preferred dividends	(2)	(2)	(5)	(4)

Adjusted net earnings available to common shareholders	120	88	241	193
Add back: Preferred dividends	2	2	5	4

Adjusted net earnings for diluted adjusted EPS	122	90	246	197

Diluted shares (millions)

Weighted average shares outstanding	158.6	158.5	158.6	150.2
Assumed conversion of Preferred Shares	12.0	12.0	12.0	12.0
Assumed conversion of stock options	1.5	—	1.4	0.1

Total diluted shares	172.1	170.5	172.0	162.3

Adjusted EPS from continuing operations	0.71	0.53	1.42	1.15

Earnings per common share from discontinued operations	—	—	0.01	0.06

Adjusted EPS	0.71	0.53	1.43	1.21

*	See Table 7 for details

**	The U.S. GAAP tax rate for the three and six months ended June 30, 2006 is 29%. The company is using the 28% rate reflective of the original guidance in Q1 2006.

Table 7
Reconciliation of Special Charges to Total Special Charges and Other Adjustments
Special Charges:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2006	2005	2006	2005

Employee termination benefits	9	6	11	8
Plant/office closures	2	1	—	2

Total restructuring	11	7	11	10
Asset impairments	—	24	—	24
Insurance recoveries associated with plumbing cases	(2)	(4)	(3)	(4)
Other	3	—	4	35	*

Total	12	27	12	65

Other Adjustments: **

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2006	2005	2006	2005

Executive severance & legal costs related to Squeeze-Out	13	—	23	—
Favorable impact on non-operating foreign exchange position	—	(14)	—	(14)
Advisor monitoring fee	—	—	—	10

Total	13	(14)	23	(4)

Total special charges and other adjustments	25	13	35	61

*	Termination of advisor monitoring fee

**	These items are included in net earnings (loss) but not included in special charges.